State Street Master Funds
Exhibit 77Q3 (a)
811-09599

The State Street Master Funds (the Trust) does not file periodic reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934. [The Registrant], an open end investment company registered pursuant to Section 8(b) of the Investment Company Act of 1940, has not filed a registration statement that has gone effective under the Securities Act of 1933 (the "1933 Act") because beneficial interests in the [Registrant] are issued and sold solely in private transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act."